Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 130 to Registration Statement No. 002-24389 on Form N-1A of our report dated March 11, 2010, relating to the financial statements and financial highlights of Fidelity Devonshire Trust, including Fidelity Series Large Cap Value Fund and Fidelity Series All-Sector Equity Fund, each appearing in the Annual Report on Form N-CSR of Fidelity Devonshire Trust for the year ended January 31, 2010, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

March 29, 2010